Exhibit 4.1

Description of Capital Stock of Medicine Man Technologies, Inc.

General

The following is a summary of information concerning the capital stock of Medicine Man Technologies, Inc. (hereinafter referred to as the “Company”, “our” and “we”). The summaries and descriptions below do not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and any applicable provisions of relevant law, including the Nevada Revised Statutes and federal laws and regulations governing bank holding companies.

Common Stock

Authorized Shares. The Company is authorized to issue up to 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

Dividends. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose, subject to the rights of holders of any class or series of preferred stock which may then be outstanding.

Voting Rights. Each share of Common Stock is entitled to one (1) vote on all matters submitted to a vote of the Company’s shareholders, including as to the election of directors to the Board. Shareholders are prohibited from cumulating their votes in any election of directors of the Company.

Other Rights. In the event of any liquidation, dissolution, or winding up of the Company, subject to eh rights of creditors and the holders of any outstanding shares of preferred stock having a preference, holders of shares of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to shareholders. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to preemptive rights.

Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.

Listing and Ticker Symbol. The Common Stock is currently listed on the OTCQX under the ticker symbol “MDCL.”

Preferred Stock

Authorized Shares. The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per shares (the “Preferred Stock”). There are no shares of Preferred Stock currently outstanding.

Action by Written Consent.

The Amended and Restated Bylaws (the “Bylaws”) provide that holders holding a majority of the voting power of each class of capital stock of the Company, or, if different, the proportion of voting power required to take such action at a meeting of stockholders.

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Certain Anti-Takeover Measures

The Bylaws contain provisions that may be deemed to have an anti-takeover effect and may del, defer or prevent a change of control. These provisions include:

Staggered Board of Directors. The Bylaws provide for a “staggered” or “classified” Board, whereby the directors of the Board are divided into two classes - Class A Directors consisting of one-half of the members of the Board, and Class B Directors consisting of one-half of the members of the Board. Each class shall be elected for two-year terms, in alternating years.

Change in the Number of Directors. The Bylaws provide that approval by no less than four (4) members of the Board is required to change the total number of directors comprising the Board.

Bankruptcy, Insolvency, Dissolution or Liquidation. The Bylaws provide that approval by no less than four (4) members of the Board is required to commence any bankruptcy or insolvency proceeding, or to dissolve or liquidate or agree to dissolve or liquidate the Company.

Transfer Agent

The Company’s Transfer Agent is Globex Transfer, LLC.

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